Exhibit 99.3
                                                                    ------------


FOR:           AMERIVEST PROPERTIES INC.

FROM:          L. B. Stauffer, Sr. VP
               Christian Pflaumer, Media Relations
               Linda Decker, Investor Relations
               Porter, LeVay & Rose, Inc.
               (212) 564-4700

COMPANY        Charles Knight, President
CONTACT:       (303) 297-1800


                AMERIVEST STOCKHOLDERS APPROVE INCREASE IN SHARES
                    TO COMPLETE ACQUISITION OF OFFICE COMPLEX

     DENVER, CO, June 21-- Stockholders at the June 20 annual meeting of AmeriVest Properties Inc. (AMEX: AMV) voted to approve the issuance of 1,057,346 shares of AmeriVest restricted common stock for the previously announced purchase of two multi-tenant office buildings in Denver, CO from Sheridan Investments, LLC. Total purchase price for the buildings, known as Sheridan Plaza at Inverness, is approximately $22 million plus cash balances, receivables and deferred financing costs, less mortgage debt of approximately $15 million and other liabilities for a net equity value of approximately $6.2 million. The purchase price is payable by the redemption of AmeriVest's current 9.639% interest in Sheridan Investments, $458,030 in cash, and the issuance of the 1,057,346 shares at a previously agreed price of $5.55 per share. The executive officers of AmeriVest are affiliated with the Seller.

     Also approved at the meeting were the election of three of the directors and the ratification of Arthur Andersen LLP to serve as independent certified accountants for the year ending Dec. 31, 2001. The directors, elected for three-year terms on the company's eight-member board, were Robert W. Holman, Charles K. Knight, who is also President of the company and Jerry J. Tepper.

About AmeriVest Properties Inc.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, is an REIT that owns 22 office properties and is focused on small to mid-size office tenants of 2,500 to 3,000 square feet in select cities.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.